Exhibit 99

March 4, 2015

NEWS RELEASE	FIRST WEST VIRGINIA BANCORP, INC.
1701 WARWOOD AVENUE
WHEELING, WV 26003

For further information
Contact Francie P. Reppy, Executive Vice President, Chief
Administrative Officer & Chief Financial Officer
(304) 218-2400

FIRST WEST VIRGINIA BANCORP, INC. ANNOUNCES YEAR END AND FOURTH QUARTER 2014 EARNINGS

Wheeling, WV, March 4, 2015-First West Virginia Bancorp, Inc. (NYSE MKT: FWV) Interim President and Chief Executive Officer, William G. Petroplus, today announced year end earnings along with fourth quarter earnings for the Wheeling, West Virginia, based holding company. First West Virginia Bancorp, Inc. is the parent company of Progressive Bank, N.A., Wheeling, West Virginia.

The Company reported net income of $1,903,905 or $1.11 per share for the year ended December 31, 2014 as compared to $2,241,048 or $1.30 per share for the year ended December 31, 2013. The decrease in net income during 2014 over 2013 of $337,143 or 15.0% was primarily the result of the increase in the provision for loan losses, increase in noninterest expense, and change in income tax benefit to income tax expense, offset in part by an increase in net interest income and noninterest income. The Company recorded a negative provision for loan losses in 2013 in the amount of $400,000 to reduce the allowance for loan losses based upon the decline in specific reserves required on nonperforming assets. No provision was recorded in 2014. Noninterest expenses increased $387,813 or 5.1% in 2014 over 2013 primarily due to the increase in salary and employee benefit costs, occupancy expenses, and other operating expenses. Net interest income increased $261,894 or 3.3% in 2014 as compared to 2013 primarily due to the increase in the interest earned on investment securities and the decrease in the interest expense paid on interest bearing liabilities, offset in part by the decrease in the interest earned on loans. Noninterest income increased $436,753 or 30.3% primarily due to the increase in the net gains on sales of investment securities and other operating income, offset in part by the decrease in service charges and fees earned on deposit accounts. The return on average assets was .57% and .71% as of December 31, 2014 and 2013, respectively. The return on average equity was 5.64% and 6.87% at December 31, 2014 and 2013, respectively. The Board of Directors declared and paid cash dividends of $.80 and $.76 per share during 2014 and 2013, respectively.

Total assets for the year ended December 31, 2014 were $332,390,474, a decrease of 2.9% as compared to the prior year. Investment securities amounted to $197,078,938 at December 31, 2014 decreasing approximately $2.9 million or 1.4% in 2014 as compared to 2013. Total loans increased approximately $5.8 million or 6.2% from $93,401,845 at December 31, 2013 to $99,216,428 at December 31, 2014. Total deposits declined approximately $13.7 million to $272,142,620 at December 31, 2014 as compared to $285,876,758 at December 31, 2013, a decrease of 4.8%. Stockholders’ equity increased 13.3% in 2014 due to an 11.5% increase in accumulated other comprehensive income attributable to the effect of the change in the net unrealized gains on available for sale investment securities combined with an increase of 1.7% from current year earnings after quarterly dividends.

Net income for the fourth quarter of 2014 was reported at $146,135 or $.09 per share, as compared to $1,054,325 or $.61 per share reported for the same period a year earlier. The decrease in earnings during the fourth quarter of 2014 compared to 2013 was primarily attributed to the increase in the provision for loan losses, the decrease in noninterest income, and the increase in noninterest expense, offset in part by the slight increase in net interest income and the slight decrease in income tax expense. The Company recorded a negative provision for loan losses in the fourth quarter of 2013 in the amount of $400,000 to reduce the allowance for loan losses based upon the decline in specific reserves required on nonperforming assets. No provision was recorded in the fourth quarter of 2014. Noninterest income decreased $345,186 or 53.6% and was primarily attributable to the decrease in the gains on sales of investment securities of $377,511 as well as by a slight decrease in service charges, offset in part by an increase in other operating income.

Noninterest expense increased $167,736 or 8.6% in 2014 over 2013, and was primarily due to the increases in salary and employee benefit costs, occupancy expenses, and other operating expenses. Net interest income increased primarily due to the decline in the interest expense paid on interest bearing liabilities, offset in part by the decrease in the interest earned on investment securities and loans.

FIRST WEST VIRGINIA BANCORP, INC. FINANCIAL HIGHLIGHTS

(Dollars in thousands, except share and per share data)	December 31, 2014	December 31, 2013

AT PERIOD END
Total Assets	332,390	342,145
Total Deposits	272,143	285,877
Total Loans	99,216	93,402
Total Investment Securities	197,079	199,955
Shareholders’ Equity	34,872	30,790
Shareholders’ Equity Per Share of Common Stock	20.29	17.91

(Dollars in thousands, except share and per share data)	December 31, 2014	December 31, 2013

FOR THE THREE MONTHS ENDED
Net Income	146	1,054
Provision (Credit) for Loan Losses	—	(400)
Earnings Per Share of Common Stock	.09	.61
Dividends Per Share of Common Stock	.20	.19
Return on Average Assets	.17%	1.22%
Return on Average Equity	1.70%	12.75%

FOR THE TWELVE MONTHS ENDED
Net Income	1,904	2,241
Provision (Credit) for Loan Losses	—	(400)
Earnings Per Share of Common Stock	1.11	1.30
Dividends Per Share of Common Stock	.80	.76
Return on Average Assets	.57%	.71%
Return on Average Equity	5.64%	6.87%

Weighted average shares outstanding	1,718,730	1,718,730

First West Virginia Bancorp, Inc. stock is traded on the NYSE MKT under the symbol “FWV.”